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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2018
FINANCIAL RESULTS

Fourth Quarter 2018:

•	Record Quarterly Sales of $384 million, up 3% from last year; Organic Sales up 2%

•	Operating Margin of 13.6%; Adjusted Operating Margin of 15.3%, up 140 bps

•	GAAP EPS of $0.75; Adjusted EPS of $0.84, up 18% versus prior year period
Full Year 2018:

•	Record Full Year Sales of $1,496 million, up 4% from 2017; Organic Sales up 2%

•	Record Operating Income of $231.8 million; Adjusted Operating Income of $239.7 million, up 11%

•	Operating Margin of 15.5%; Adjusted Operating Margin of 16.0%, up 90 bps

•	GAAP EPS of $3.15; Adjusted EPS of $3.22, up 12% from 2017
2019 Outlook:

•	2019 Expected Sales Growth of 4% to 6%; Organic Sales Growth of 1% to 3%

•	2019 Adjusted Net Income of $3.25 to $3.40 per Share; Up 1% to 6% from 2018 Adjusted Net Income of $3.22 per Share

BRISTOL, Conn., February 22, 2019 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2018.
“For 2018, Barnes Group delivered record revenues and operating profit, improved operating margins, and grew net income. Record orders, driven by the strength of our Aerospace business, allow us to exit the year with near all-time high backlogs, providing solid momentum as we move into the new year. Although we see a greater level of economic uncertainty in certain Industrial end markets in early 2019, we anticipate the upcoming year to demonstrate further revenue and earnings growth,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “

“In addition, we expect 2019 to realize the benefits of our ongoing portfolio transformation, including the recent entry into industrial automation, and further advances in productivity driven by the Barnes Enterprise System,” added Dempsey.

Fourth quarter 2018 net sales of $384 million were up 3% from $373 million in the prior year period driven by organic sales growth (1) of 2% and acquisition sales of 3%. Foreign exchange negatively impacted sales by 2%. Net income for the fourth quarter was $38.8 million, or $0.75 per diluted share,

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compared to net loss of $59.2 million, or ($1.10) per diluted share, a year ago. On an adjusted basis, net income per share of $0.84 was up 18% from $0.71 a year ago. Fourth quarter 2018 adjusted net income per share excludes $0.11 of Industrial Gas Springs (“IGS”) and Gimatic short-term purchase accounting and acquisition cost adjustments in our Industrial Segment and a $0.02 benefit related to U.S. tax reform. Adjusted net income per diluted share in the fourth quarter of 2017 excludes a $1.79 charge related to U.S. tax law changes and $0.02 per share related to restructuring actions within our Industrial Segment.
For the full year 2018, Barnes Group generated net sales of $1,496 million, up 4% from $1,436 million in the prior year. Full year organic sales were up 2%, while acquisitions and favorable foreign exchange each provided 1%. Net income for the year was $166.2 million, or $3.15 per diluted share, compared to $59.4 million, or $1.09 per diluted share, a year ago. On an adjusted basis, 2018 net income per share was $3.22, up 12% from $2.88 for 2017. Adjusted net income per share for 2018 excludes $0.12 of IGS and Gimatic short-term purchase accounting adjustments and acquisition transaction costs in our Industrial Segment and favorable tax adjustments of $0.05 per share related to U.S. tax reform. For 2017, adjusted net income per share excludes a $1.77 charge related to tax law changes, $0.03 of FOBOHA short-term purchase accounting adjustments, and a $0.01 benefit from restructuring actions.
A table reconciling 2018 and 2017 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
Industrial

•
Fourth quarter 2018 sales were $255.1 million, up slightly from $254.3 million in the prior year period. Organic sales decreased 1% on softness in our automotive end markets. Unfavorable foreign exchange decreased sales by $7.8 million, or 3%, while acquisition revenues from IGS and Gimatic contributed $12.3 million, or 5%.

•
Operating profit in the fourth quarter was $26.4 million, down 5% from $27.7 million in the prior year period. The decrease was driven by the profit impact of lower organic sales volume and acquisition related costs, partially offset by lower incentive compensation. Excluding IGS and Gimatic short-term purchase accounting adjustments and acquisition transaction costs in the current quarter, and restructuring actions in last year’s fourth quarter, adjusted operating profit of $32.8 million was up 13% from $29.1 million a year ago. Adjusted operating margin was 12.9%, up 140 bps.

•
Full year 2018 sales were $994.7 million, up 2% from $973.9 million last year. Organic sales were down 1%, while acquisitions contributed 2% and favorable foreign exchange contributed 1%. Full year operating profit of $130.4 million was up 6% from $122.8 million in the prior year. On an adjusted basis, operating profit was $138.3 million for 2018 versus $132.6 million a year ago, an increase of 4%. Adjusted operating margin was 13.9%, up 30 bps from 2017.

Aerospace

•
Fourth quarter 2018 sales were $129.1 million, up 9% from $118.7 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 7% due to the ramping of new engine programs while aftermarket sales increased 13% from sustained growth in maintenance, repair and overhaul, and spare parts sales.

•	Operating profit was $25.8 million for the fourth quarter of 2018, up 13% as compared to $22.8 million in the prior year period, reflecting the profit impact from higher sales volumes, offset in

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part by scheduled price deflation and higher incentive compensation. Operating margin of 20.0% was up 80 bps from 19.2% a year ago.

•
Full year 2018 sales were $501.2 million, up 8% from $462.6 million last year. Operating profit was $101.4 million, up 21%, compared to $83.6 million a year ago. Operating margin was 20.2% versus 18.1% last year, up 210 bps.

•
Aerospace OEM backlog ended 2018 at a record $845 million, up 18% compared to a year ago, and up 5% from the third quarter of 2018. The Company expects to ship approximately 45% of this backlog over the next 12 months.

Additional Information

•	Fourth quarter interest expense increased $0.8 million to $4.8 million as a result of higher average borrowings due to the Gimatic acquisition, partially offset by a lower average interest rate.

•
The Company’s effective tax rate was 19.9% for 2018 compared with 69.6% for 2017. The effective tax rate in 2017 was impacted by U.S. Tax Reform. Excluding the impact of this change, the effective tax rate would have been 20.2% for 2017.

2019 Outlook
Barnes Group expects 2019 total revenue growth of 4% to 6%, with organic sales growth of 1% to 3%. Foreign exchange is anticipated to negatively impact revenues by approximately 1% for the year, while acquisition revenues are forecast to provide 4%. Adjusted operating margin is forecasted to be between 16.0% and 16.5%. Earnings are expected to be in the range of $3.17 to $3.32 per diluted share. On an adjusted basis, excluding approximately $0.08 of Gimatic short term purchase accounting adjustments, earnings per share are expected to be $3.25 to $3.40, up 1% to 6% from 2018’s adjusted earnings per share of $3.22. Further, the Company anticipates capital expenditures of $60 to $65 million and cash conversion of greater than 100% of net income. Based upon our forecasted geographic mix of earnings, the effective tax rate for 2019 is expected to be between 23.5% and 24.5%.

“During 2018 we strategically allocated capital across a number of priorities. Organically, we invested $57 million in capital expenditures. Continuing our strategic transformation, we acquired two businesses, investing a combined $430 million. In addition, we returned $170 million of cash to shareholders through an increased dividend and share repurchases. Even with this year’s higher capital deployment, with the ongoing solid cash generation of our businesses, we end 2018 with a well-positioned balance sheet supportive of continued growth investments,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2018 results at 8:30 a.m. ET today, February 22, 2019. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 7366189. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

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In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 22, 2019 until 11:59 p.m. (ET) on Friday, March 1, 2019, by dialing (416) 621-4642; Conference ID 7366189.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions, including any potential adverse effects associated with a U.S. government shutdown; the impact of new or revised tax laws and regulations; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, including the ongoing impact of the acquisition of Gimatic S.r.l., including integration efforts; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in this Annual Report. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
Net sales	$384,117	$373,048	3.0	$1,495,889	$1,436,499	4.1

Cost of sales	251,902	246,286	2.3	963,524	943,779	2.1
Selling and administrative expenses	80,026	76,246	5.0	300,601	286,269	5.0
	331,928	322,532	2.9	1,264,125	1,230,048	2.8
Operating income	52,189	50,516	3.3	231,764	206,451	12.3

Operating margin	13.6%	13.5%		15.5%	14.4%

Interest expense	4,763	3,934	21.1	16,841	14,571	15.6
Other expense (income), net	2,271	145	NM	7,428	(3,819)	NM
Income before income taxes	45,155	46,437	(2.8)	207,495	195,699	6.0
Income taxes	6,325	105,685	(94.0)	41,309	136,284	(69.7)
Net income (loss)	$38,830	$(59,248)	NM	$166,186	$59,415	NM

Common dividends	$8,210	$7,509	9.3	$32,206	$29,551	9.0

Per common share:
Net income:
Basic	$0.75	$(1.10)	NM	$3.18	$1.10	NM
Diluted	0.75	(1.10)	NM	3.15	1.09	NM
Dividends	0.16	0.14	14.3	0.62	0.55	12.7

Weighted average common shares outstanding:
Basic	51,575,394	53,874,164	(4.3)	52,304,190	54,073,407	(3.3)
Diluted	52,082,632	53,874,164	(3.3)	52,831,606	54,605,298	(3.2)
NM - Not Meaningful

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2018	2017 (1)	% Change		2018	2017 (1)	% Change
Net sales
Industrial	$255,058	$254,334	0.3		$994,735	$973,890	2.1
Aerospace	129,060	118,718	8.7		501,162	462,617	8.3
Intersegment sales	(1)	(4)			(8)	(8)
Total net sales	$384,117	$373,048	3.0		$1,495,889	$1,436,499	4.1

Operating profit
Industrial	$26,400	$27,729	(4.8)		$130,404	$122,849	6.1
Aerospace	25,789	22,787	13.2		101,360	83,602	21.2
Total operating profit	$52,189	$50,516	3.3		$231,764	$206,451	12.3

Operating margin			Change				Change
Industrial	10.4%	10.9%	(50)	bps.	13.1%	12.6%	50	bps.
Aerospace	20.0%	19.2%	80	bps.	20.2%	18.1%	210	bps.
Total operating margin	13.6%	13.5%	10	bps.	15.5%	14.4%	110	bps.

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$100,719	$145,290
Accounts receivable	382,253	348,943
Inventories	265,990	241,962
Prepaid expenses and other current assets	57,184	32,526
Total current assets	806,146	768,721

Deferred income taxes	20,474	12,161
Property, plant and equipment, net	370,531	359,298
Goodwill	955,524	690,223
Other intangible assets, net	636,538	507,042
Other assets	19,757	28,271
Total assets	$2,808,970	$2,365,716

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$2,137	$5,669
Accounts payable	143,419	127,521
Accrued liabilities	206,782	181,241
Long-term debt - current	5,522	1,330
Total current liabilities	357,860	315,761

Long-term debt	936,357	525,597
Accrued retirement benefits	104,302	89,000
Deferred income taxes	106,559	73,505
Long-term tax liability	72,961	79,770
Other liabilities	27,875	21,762

Total stockholders' equity	1,203,056	1,260,321
Total liabilities and stockholders' equity	$2,808,970	$2,365,716

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2018	2017
Operating activities:
Net income	$166,186	$59,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,238	90,150
Loss (gain) on disposition of property, plant and equipment	71	(246)
Stock compensation expense	12,158	12,279
Effect of U.S. Tax Reform on deferred tax assets	—	4,152
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(10,960)	(50,082)
Inventories	(12,369)	(173)
Prepaid expenses and other current assets	(2,890)	(4,241)
Accounts payable	12,489	12,018
Accrued liabilities	(580)	14,439
Deferred income taxes	(18,876)	3,589
Long-term retirement benefits	1,632	(16,349)
Long-term tax liability	(6,809)	79,770
Other	2,909	(801)
Net cash provided by operating activities	237,199	203,920

Investing activities:
Proceeds from disposition of property, plant and equipment	1,374	2,594
Capital expenditures	(57,273)	(58,712)
Business acquisitions, net of cash acquired	(430,487)	(8,922)
Revenue sharing program payments	(5,800)	—
Other	(1,000)	(3,000)
Net cash used by investing activities	(493,186)	(68,040)

Financing activities:
Net change in other borrowings	(5,145)	(25,304)
Payments on long-term debt	(433,904)	(73,161)
Proceeds from the issuance of long-term debt	841,036	129,118
Proceeds from the issuance of common stock	1,131	2,408
Common stock repurchases	(138,275)	(40,791)
Dividends paid	(32,206)	(29,551)
Withholding taxes paid on stock issuances	(5,395)	(5,380)
Other	(11,678)	(21,090)
Net cash provided (used) by financing activities	215,564	(63,751)

Effect of exchange rate changes on cash flows	(4,148)	6,714
(Decrease) increase in cash and cash equivalents	(44,571)	78,843

Cash and cash equivalents at beginning of year	145,290	66,447
Cash and cash equivalents at end of year	$100,719	$145,290

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2018	2017
Free cash flow:
Net cash provided by operating activities	$237,199	$203,920
Capital expenditures	(57,273)	(58,712)
Free cash flow (1)	$179,926	$145,208

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$166,186	$59,415
Effects of U.S. tax reform	(2,613)	96,700
Net income (as adjusted) (2)	$163,573	$156,115

Free cash flow to net income cash conversion ratio (as adjusted) (2)	110%	93%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.
(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the effects of U.S. tax reform, commonly referred to as the Tax Cuts and Jobs Act, from 2017 and 2018 net income.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2018	2017 (2)	% Change		2018	2017 (2)	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$26,400	$27,729	(4.8)		$130,404	$122,849	6.1
FOBOHA short-term purchase accounting adjustments	—	—			—	2,294
Restructuring actions	—	1,406			—	7,460
IGS short-term purchase accounting adjustments	1,727	—			2,887	—
Gimatic short-term purchase accounting adjustments	2,707	—			2,707	—
Acquisition transaction costs	1,983	—			2,350	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$32,817	$29,135	12.6		$138,348	$132,603	4.3

Operating Margin - Industrial Segment (GAAP)	10.4%	10.9%	(50)	bps.	13.1%	12.6%	50	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	12.9%	11.5%	140	bps.	13.9%	13.6%	30	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$52,189	$50,516	3.3		$231,764	$206,451	12.3
FOBOHA short-term purchase accounting adjustments	—	—			—	2,294
Restructuring actions	—	1,406			—	7,460
IGS short-term purchase adjustments	1,727	—			2,887	—
Gimatic short-term purchase accounting adjustments	2,707	—			2,707	—
Acquisition transaction costs	1,983	—			2,350	—
Operating Income as adjusted (Non-GAAP) (1)	$58,606	$51,922	12.9		$239,708	$216,205	10.9

Operating Margin (GAAP)	13.6%	13.5%	10	bps.	15.5%	14.4%	110	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.3%	13.9%	140	bps.	16.0%	15.1%	90	bps.

Diluted Net Income per Share (GAAP)	$0.75	$(1.10)	NM		$3.15	$1.09	NM
FOBOHA short-term purchase accounting adjustments	—	—			—	0.03
Restructuring actions	—	0.02			—	(0.01)
Effects of U.S. tax reform	(0.02)	1.79			(0.05)	1.77
IGS short-term purchase accounting adjustments	0.03	—			0.04	—
Gimatic short-term purchase accounting adjustments	0.04	—			0.04	—
Acquisition transaction costs	0.04	—			0.04	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.84	$0.71	18.3		$3.22	$2.88	11.8

			Full-Year 2019 Outlook
Diluted Net Income per Share (GAAP)			$3.17	to	$3.32

Gimatic short-term purchase accounting adjustments				0.08

Diluted Net Income per Share as adjusted (Non-GAAP) (1)			$3.25	to	$3.40

NM=Not Meaningful
Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2018: 1) $2,613 of adjustments made in 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), 2) short-term purchase accounting adjustments related to its Industrial Gas Springs (IGS) and Gimatic acquisitions and 3) transaction costs related to the IGS and Gimatic acquisitions. The Company has excluded the following from its "as adjusted" financial measurements for 2017: 1) the effects of U.S. tax reform ($96,700), 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment and 4) the related pension curtailment and settlement gains included in non-operating income. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item. In 2018, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 2% as the majority of these costs are not expected to be deductible. The remaining items include tax effects that range from approximately 22% to 38%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.
(2) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.